Exhibit 3.5

ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website:  secretaryofstate.biz

Articles of Incorporation (PURSUANT TO NRS 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
1. Name of Corporation	COIL TUBING TECHNOLOGY HOLDINGS, INC.
2. Resident Agent Name and Street Address:	Incorp Services, Inc.
(must be a Nevada	Name
address where process	3155 East Patrick Lane -- Suite 1	Las Vegas	Nevada	89120-3481
is served)	(MANDATORY) Physical Street Address	City	State	Zip Code

	(OPTIONAL) Mailing Address	City	State	Zip Code

3. Shares: (number of shares corporation is authorized to issue)	Number of shares with par value: 510,000,000	Par value per share: $0.001	Number of shares without par value:

4. Names & Addresses of the Board of Directors/Trustees:	1. Jerry Swinford
(each Director/Trustee	Name
must be a natural person	19511 Wied Road, Suite E	Spring	TX	77388
at least 18 years of age;	Street Address	City	State	Zip Code
attach additional page if	2.
more than 3	Name
directors/trustees)
	Street Address	City	State	Zip Code
3.
Name

	Street Address	City	State	Zip Code

5. Purpose: (optional - see instructions)	The purpose of this Corporation shall be:

6. Name, Address and Signature of Incorporator:	Jerry Swinford		X /s/ Jerry Swinford
(attach additional page if	Name		Signature
more than 1 incorporator)	19511 Wied Road, Suite E	Spring	TX	77388
	Address	City	State	Zip Code

7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation.
X
	Authorized Signature of R.A. or On Behalf of R.A. Company		Date

This form must be accompanied by appropriate fees.

Nevada Secretary of State Form 78 Articles 2007
Revised on: 01/01/07

ARTICLES OF INCORPORATION

OF

COIL TUBING TECHNOLOGY HOLDINGS, INC.

ARTICLE I.

The name of the corporation (hereinafter called the “Corporation”) is:

Coil Tubing Technology Holdings, Inc.

ARTICLE II.

The resident agent and registered office of the Corporation within the State of Nevada is Incorp Services, Inc., 3155 East Patrick Lane - Suite 1, Las Vegas, Nevada, 89120-3481.

ARTICLE III.

The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:

To engage in any lawful activity for which Corporations may be incorporated under the Nevada General Corporation Law.

ARTICLE IV.

The total number of shares of stock that the Corporation shall have authority to issue is 510,000,0000, consisting of 500,000,000 shares of common stock, par value $.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock par value $.001 per share (“Preferred Stock”).

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation (“Board of Directors”) prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

ARTICLE V.

The governing Board of the Corporation shall be styled as a “Board of Directors,” and any member of said Board shall be styled as a “director.”

The number of members constituting the first Board of Directors of the Corporation is one (1); and the name and the post office address of said member is as follows:

Name	Address
Jerry Swinford	19511 Wied Road, Suite E Spring, Texas 77388.

The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

ARTICLE VI.

No fully paid shares of any class of stock of the Corporation shall be subject to any further call or assessment in any manner or for any cause. The good faith determination of the Board of Directors of the Corporation shall be final as to the value received in consideration of the issuance of fully paid shares.

ARTICLE VII.

The name and the post office address of the incorporator signing these Articles of Incorporation is as follows:

Name	Address
Jerry Swinford	19511 Wied Road, Suite E Spring, Texas 77388.

ARTICLE VIII.

The Corporation shall have perpetual existence.

ARTICLE IX.

The holders of a majority of the outstanding shares of stock which have voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as working capital over and above its paid-in capital stock, and to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

ARTICLE X.

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented.

ARTICLE XI.

The Corporation shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented, indemnify any an all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE XII.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIII.

Shareholders of the Corporation shall not have cumulative voting rights nor preemptive rights.

Signed this _____ day of May, 2007

COIL TUBING TECHNOLOGY HOLDINGS, INC.

By: /s/ Jerry Swinford
Jerry Swinford,
Incorporator